Exhibit A

Research:

Subordinate Notes of Aircraft Deal Airplanes Pass-Through Trust Cut to “D”; Sr Notes Affirmed

Publication date:	16-Dec-2003
Credit Analyst:	Sean Hannigan, London (44) 20-7826-3783; Philip Baggaley, CFA, New York (1) 212-438-7683;Ted Burbage, New York (1) 212-438-2684

LONDON (Standard & Poor’s) Dec. 16, 2003—Standard & Poor’s Ratings Services said today that it lowered its ratings on all three of Airplanes Pass-Through Trust’s subordinate classes of notes to ‘D’ from ‘CC’ and removed them from CreditWatch. At the same time, the ratings on all three tranches of senior notes were affirmed (see list below).

      The ratings on the subordinate class B, C, and D notes were lowered to ‘D’ following nonpayment of interest on the December 2003 interest payment date. A deferral of interest on these classes of notes had been anticipated for some time. The ratings on all three classes were lowered to ‘CCC/Watch Neg’ in July 2002, and subsequently lowered to ‘CC/Watch Neg’ in October of this year.

      Prior to Sept. 11, 2001, Airplanes Pass-Through Trust had suffered from somewhat poorer cash flow performance than was originally expected. Market trends in the aircraft industry since then have caused further erosion of the cash flows, to the extent that available funds have not been switched exclusively to the senior noteholders, and in particular to the subclass A-6 noteholders. Payments of principal are made sequentially within the A class, in the order of A-6, A-8, and A-9, respectively. Each class must be fully repaid before principal on the subsequent classes can begin to be paid.

      Copies of related press releases can be found on RatingsDirect. Standard & Poor’s Web-based credit analysis system, at www.ratingsdirect.com, Alternatively, call one of Standard & Poor’s Ratings Desks: London (44) 20-7847-7400; Paris (33) 1-4420-6705; Frankfurt (49) 69-33-999-223; Stockholm (46) 8-440-5916; or Moscow (7) 095-783-4017. Members of the media may contact the Press Office Hotline on (44) 20-7826-3605 or via media_europe@standardandpoors.com.

RATINGS LIST

Rating
Class	To	From

Airplanes Pass-Through Trust $1.112 Billion Floating- and Fixed-Rate Pass-Through Certificates* Ratings Lowered and Removed from CreditWatch
B	D	CC/Watch Neg
C	D	CC/Watch Neg
D	D	CC/Watch Neg

$2.3 Billion Floating-Rate Pass-Through Certificates* Ratings Affirmed
A-6	AA-/Negative
A-8	A/Negative
A-9	BBB-/Negative
* Initial outstanding amount of remaining classes.

ANALYST E-MAIL ADDRESSES
sean_hannigan@standardandpoors.com
phil_baggaley@standardandpoors.com
ted_burbage@standardandpoors.com
structuredFinanceEurope@standardandpoors.com